Exhibit 99.1

FOR IMMEDIATE RELEASE

Cleveland BioLabs and Rusnano Make Additional Investments in Panacela

Buffalo, NY — December 22, 2015 – Cleveland BioLabs, Inc. (NASDAQ:CBLI) today announced that through a series of transactions and in cooperation with Open Joint Stock Company RUSNANO (Rusnano) it has recapitalized Panacela Labs, Inc. (Panacela), a majority-owned joint venture.

Panacela owed approximately $2.1 million under a convertible loan to Rusnano, approximately $0.4 million in trade payables to CBLI and approximately $0.4 million to third-party vendors, for total obligations of approximately $2.9 million. CBLI issued 256,215 shares of common stock to Rusnano, valued at $4.45 per share for an aggregate value of approximately $1.1 million in partial settlement of the obligations of Panacela due under the convertible loan. Then, through a combination of debt-to-equity conversions and cash investment, an additional $1.8 million of equity capital was provided to Panacela in order to retire the remaining obligations. As a result, Rusnano’s proportionate equity position remained constant and CBLI’s grew from 60.47% to 66.77%.

Panacela is developing Mobilan, a nanoparticle-formulated, recombinant, non-replicating adenovirus that directs expression of Toll-like Receptor 5 (TLR5) and its agonistic ligand, flagellin. In preclinical studies, delivery of Mobilan to tumor cells caused constant TLR5 signaling that induced innate immune response to the tumor with subsequent development of adaptive anti-tumor immune response. A Phase 1 multicenter, randomized, placebo-controlled, single-blinded study evaluating single injections of ascending doses of Mobilan administered directly into the prostate of patients with prostate cancer is ongoing under an Investigational New Drug application in the Russian Federation. This study is being performed under a development contract with the Ministry of Industry and Trade of the Russian Federation, (MPT).

Yakov Kogan, Ph.D., MBA, Chief Executive Officer, stated, “With Panacela’s debt settled, its team can focus their efforts on continued clinical development of Mobilan. As an extension of our TLR5 agonist franchise, we believe that further clinical validation of Mobilan’s utility as an oncology immunotherapy remains attractive and valuable.”

About Panacela Labs, Inc.

Panacela Labs, Inc. is a clinical stage biotechnology company founded in 2011 by Cleveland BioLabs and received initial investments from CBLI and Rusnano, a Russian Federation venture fund. Intellectual property contributors include Roswell Park Cancer Institute, Children’s Cancer Institute Australia and Cleveland Clinic Foundation. Panacela is a majority-owned joint venture of Cleveland BioLabs. Panacela’s lead development program is Mobilan, a nanoparticle-formulated, recombinant non-replicating adenovirus in clinical development as a cancer therapy. To learn more about Panacela Labs, Inc., please visit http://www.panacelalabs.com/.

About Cleveland BioLabs, Inc.

Cleveland BioLabs, Inc. is an innovative biopharmaceutical company developing novel approaches to activate the immune system and address serious medical needs. The company’s proprietary platform of Toll-like immune receptor activators has applications in radiation mitigation, and oncology immunotherapy. The company’s most advanced product candidate is entolimod, which is being developed for a biodefense indication and as an immunotherapy for oncology. The company conducts business in the United States and in the Russian Federation through a wholly-owned subsidiary, BioLab 612, LLC and Panacela. The company maintains strategic relationships with the Cleveland Clinic and Roswell Park Cancer Institute. To learn more about Cleveland BioLabs, Inc., please visit the Company's website at http://www.cbiolabs.com.

This press release contains certain forward-looking information about Cleveland BioLabs that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words such as "expect(s)," "feel(s)," "believe(s)," "will," "may," “preparing,” “finalizing,” and “underway” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding our ability to successfully develop and commercialize our therapeutic products; our ability to successfully submit and receive approval of our pre-EUA application for entolimod, the conduct and results of our various clinical trials; our ability to obtain approval from the U.S. Food and Drug Administration of our product candidates; and future performance. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Cleveland BioLabs, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

These risks and uncertainties include, among others, Cleveland BioLabs’ failure to successfully and timely develop existing and new products; Cleveland BioLabs’ collaborative relationships and the financial risks related thereto; the risks inherent in the early stages of drug development and in conducting clinical trials; Cleveland BioLabs’ ability to comply with its obligations under license agreements; Cleveland BioLabs’ inability to obtain regulatory approval in a timely manner or at all; subsequent changes in the agreement with the Russian Ministry of Industry and Trade, Cleveland BioLabs’ history of operating losses and the potential for future losses, which may lead Cleveland BioLabs to not be able to continue as a going concern. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. See also the “Risk Factors” and “Forward-Looking Statements” described in Cleveland BioLabs’ periodic filings with the Securities and Exchange Commission.

Contact:

Rachel Levine, Vice President, Investor Relations

Cleveland BioLabs, Inc.

T: (917) 375-2935

E: rlevine@cbiolabs.com

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